CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Counsel and Independent Auditors” and to the use of our report dated April 9, 2004, which is incorporated by reference, in this Registration Statement (Form N_1A Nos. 33-46503 and 811-6606) of Dreyfus BASIC U.S. Government Money Market Fund.

ERNST & YOUNG LLP

New York, New York
June 24, 2004